Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Andrea Sejba	For Immediate Release
(440) 449-9611	Tuesday, November 4, 2025

HYSTER-YALE
ANNOUNCES THIRD QUARTER 2025 RESULTS

Q3 2025 Consolidated Highlights:
•Consolidated revenues of $979 million grew by 2% sequentially; declined 4% year-over-year
•Operating profit declined year-over-year amid higher tariffs and lower truck volumes
•Operating cash flow of $37 million improved sequentially due to increased inventory efficiency

Cleveland, Ohio, November 4, 2025: Hyster-Yale, Inc. (NYSE: HY) reported the following consolidated results for the three months ended September 30, 2025.

($ in millions except per share amounts)	Three Months Ended
	Q3 2025	Q3 2024	% Change	Q2 2025	% Change
Revenues	$979.1	$1,016.1	(4)%	$956.6	2%
Operating Profit (Loss)	$2.3	$33.1	(93)%	$(8.5)	127%
Net Income (Loss)	$(2.3)	$17.2	(113)%	$(13.9)	83%
Diluted Earnings (Loss) per Share	$(0.13)	$0.97	(113)%	$(0.79)	84%

Adjusted Operating Profit(1)	$3.3	$34.3	(90)%	$7.2	(54)%
Adjusted Net Income (Loss)(1)	$(1.6)	$18.1	(109)%	$(2.3)	30%
Adjusted Diluted Earnings (Loss) per Share(1)	$(0.09)	$1.02	(109)%	$(0.14)	36%
(1) Reconciliations of reported to adjusted figures are included below.

Lift Truck Business Results
Revenues by geographic segment were as follows:

($ in millions except per share amounts)	Q3 2025	Q3 2024	% Change	Q2 2025	% Change
Revenues	$929.3	$967.8	(4)%	$904.2	3%
Americas(2)	$732.7	$771.5	(5)%	$707.5	4%
EMEA(2)	$150.1	$145.0	4%	$148.3	1%
JAPIC(2)	$46.5	$51.3	(9)%	$48.4	(4)%
(2) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Q3 2025 Lift Truck revenues of $929 million declined 4% year-over-year due to lower truck volumes across all product lines. Reduced volumes reflected ongoing economic uncertainty which dampened customer bookings activity over the past several quarters. As a result of the Company’s reduced truck bookings and backlog, it is lowering production rates to reflect softer demand.

•Americas' truck volumes declined, especially for higher-value Class 4 and Class 5 internal combustion engine trucks in the 1- to 3.5-ton range sold to industrial customers. The Company believes customers are deferring purchases as a result of lower equipment utilization rates and lower overall manufacturing output amid ongoing economic uncertainty.
•EMEA revenues increased year-over-year primarily due to a favorable currency translation of higher truck sales.

Sequentially, Lift Truck revenues improved primarily due to increased sales of higher-value electric and internal combustion 4- to 9-ton trucks.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q3 2025	Q3 2024	% Change	Q2 2025	% Change
Gross Profit	$134.3	$169.9	(21)%	$146.8	(9)%
Americas	$117.8	$144.8	(19)%	$129.9	(9)%
EMEA	$12.3	$19.5	(37)%	$14.8	(17)%
JAPIC	$4.2	$5.6	(25)%	$2.1	100%
Operating Profit (Loss)	$—	$27.2	(100)%	$(10.9)	100%
Americas	$21.1	$40.9	(48)%	$11.7	80%
EMEA	$(16.9)	$(9.6)	(76)%	$(15.0)	(13)%
JAPIC	$(4.2)	$(4.1)	(2)%	$(7.6)	45%

Adjusted Operating Profit (Loss)(1)	$1.0	$28.4	(96)%	$4.8	(79)%
Americas(1)	$22.1	$41.1	(46)%	$27.6	(20)%
EMEA(1)	$(16.9)	$(9.6)	(76)%	$(15.3)	(10)%
JAPIC(1)	$(4.2)	$(3.1)	(35)%	$(7.5)	44%
(1) Reconciliations of reported to adjusted figures are included below.
n.m. - not meaningful

•Q3 2025 Lift Truck operating results were below expectations primarily due to higher tariff costs, including new tariffs on steel imports. Tariff costs were approximately $40 million in the quarter.
•Lift Truck’s operating profit year-over-year decline reflects lower truck volumes which were partly offset by the Company’s pricing actions to help offset higher costs.
•Favorable sales mix toward higher-value electric and internal combustion 4- to 9-ton trucks in the Americas partially offset the unfavorable effects of tariffs and reduced truck volumes.
•Q3 2025 operating costs decreased year-over-year, mainly due to lower employee-related expenses, including lower incentive compensation expenses and savings from Nuvera's strategic realignment.
•Americas operating profit declined primarily due to tariffs and reduced truck volumes. These unfavorable impacts were partially offset by price increase realization and lower freight expenses.
•EMEA's operating loss was primarily attributable to increased pressure from low-cost foreign competitors and higher material expenses resulting from inflation.
•Sequentially, Lift Truck adjusted operating profit declined primarily as result of lower product margins due to increased tariff-related costs.

Bolzoni Results

($ in millions)	Q3 2025	Q3 2024	% Change	Q2 2025	% Change
Revenues	$87.0	$97.6	(11)%	$90.6	(4)%
Gross Profit	$21.4	$23.3	(8)%	$21.4	—%
Operating Profit	$2.1	$6.2	(66)%	$2.4	(13)%

Adjusted Operating Profit(1)	$2.1	$6.2	(66)%	$2.4	(13)%
(1) Reconciliations of reported to adjusted figures are included below.

Bolzoni’s revenue declined year-over-year primarily due to the ongoing phase-out of lower-margin legacy products and softer demand in the lift truck industry, primarily in the Americas. Gross profit declined moderately as a favorable product mix helped offset reduced volumes and lower manufacturing overhead absorption. Higher employee-related costs further contributed to the decline in operating profit.

Bolzoni's sales decreased sequentially, mainly due to reduced volumes in specialized attachment sales in the Americas. Gross profit remained stable primarily due to favorable product mix in EMEA, while operating profit declined compared to the prior quarter primarily as result of higher employee-related costs.

Income Tax Expense

Q3 2025’s reported income tax benefit of $2.9 million includes the favorable impact of U.S. tax reform enacted on July 4, 2025. The tax reform benefit is primarily attributable to the immediate expensing of research and development costs, which positively affected the Company’s tax position this quarter.

Liquidity and Capital Allocation

($ in millions)	September 30, 2025	September 30, 2024	June 30, 2025
Debt	$467.8	$468.5	$473.2
Cash	71.1	75.6	66.9
Net Debt	$396.7	$392.9	$406.3

LTM Net Income(3)	$2.7	$157.2	$22.2
LTM Adjusted EBITDA(3)	$136.0	$315.9	$169.8

Debt/Net Income	173.3	3.0	21.3
Net Debt /Adjusted EBITDA	2.9	1.2	2.4
(3) Net Income and Adjusted EBITDA are presented for the last twelve month period (LTM). Reconciliation of adjusted EBITDA is included below.

The Company modestly reduced debt compared to both the previous year and prior quarters, despite a challenging economic environment. Disciplined cash management and borrowing kept debt levels stable. As of September 30, 2025, unused borrowing capacity of $275 million improved 6% compared to June 30, 2025.

The Company's financial leverage, measured by net debt to adjusted EBITDA, increased compared to both prior periods as a result of lower earnings. This increase is due to the significant EBITDA decline and is despite the lower debt levels. The Company remains focused on liquidity management in this period of lower truck demand by further optimizing working capital levels and managing capital and operating expenses.

In Q3 2025, the Company generated $37 million in cash from operating activities, primarily as a result of improved inventory efficiency, particularly in manufacturing stock, resulting in higher operational cash flow versus Q2 2025.

Working capital optimization is a top priority, with particular emphasis on inventory reduction.
•Working capital was 20% of sales as of Q3 2025, $30 million below the prior quarter, primarily due to improved inventory efficiency and increased revenues.
•Excluding foreign currency and tariff-related impacts of $40 million, Q3 2025 inventory levels decreased by $155 million year-over-year and $35 million sequentially. The Company continues to advance its initiatives to align production schedules to manage raw materials efficiently.
•The Company's ongoing inventory optimization efforts are designed to enable cash generation and preserve financial flexibility, supporting its capital allocation priorities throughout this extended market downturn.

Outlook

The Company’s Q4 2025 outlook is based on a set of assumptions, including the anticipated impact of tariffs and related mitigation efforts to help improve financial results. Proactive measures such as price increases, cost reductions through adjustments in global product sourcing, supply chain enhancements, and cost optimization programs are expected to partially offset increased tariff-related expenses. Key assumptions for the outlook include:

1.U.S. tariffs in effect as of September 5, 2025, including Chinese tariffs at 79%, used as the baseline,
2.inclusion of Section 232 tariff for steel and steel derivatives,
3.current Section 301 tariff exemption for lift truck parts not extended beyond November 29, 2025,
4.no additional tariffs will be added globally,
5.company demand forecasts are based on bookings trends, backlog levels and market data, and
6.the successful implementation of the Company’s proactive initiatives outlined above.

Recent informal announcements suggest that Chinese tariff levels will be reduced, including an extension of Section 301 tariff exemptions to November 2026, which would have a favorable financial impact of $2 million to $3 million in Q4 2025, compared to the above assumptions.
The Company’s financial outlook continues to be shaped by the considerable and evolving impact of tariffs on its costs, product demand and overall operating results. While the Company is deploying significant mitigation strategies, tariffs remain a substantial financial challenge. Persistent uncertainty around future tariff policies makes it challenging to estimate the final impact, which is expected to remain negative through the foreseeable future. Nevertheless, the Company is committed to disciplined cost controls, pricing and cost alignment, and pursuing other broad initiatives to help moderate these pressures. Management remains focused on navigating the current environment and positioning the Company for long-term profitable growth.

Lift Truck Business

During Q3 2025, the total lift truck market contracted in all geographic regions and classes compared to Q2 2025, reflecting a more cautious customer approach amid ongoing economic uncertainty. We believe many customers are deferring capital expenditure, resulting in delayed purchasing decisions and a temporary softening in lift truck order activity.

Despite the broader lift truck market contraction, the Company experienced an uptick in booking activity, with improvements over both the prior year and previous quarter. A portion of this dollar increase is attributable to the increased pricing on the Company’s trucks due to tariff-related material cost increases.

Lift Truck bookings and backlog were as follows:

(In millions)	Q3 2025	Q3 2024	% Change	Q2 2025	% Change
Unit Bookings $ Value	$380	$370	3%	$330	15%
Unit Backlog $ Value	$1,350	$2,300	(41)%	$1,650	(18)%

•Dollar value bookings improved to $380 million, up from $330 million in the prior quarter, driven by gains in both the EMEA and JAPIC regions, while bookings in the Americas remained stable at relatively low levels. Bookings improved across all product classes.

•Compared to Q3 2024, dollar value bookings increased modestly, primarily in the Americas, in part due to lift truck market growth led by the warehouse segment. The Company's Class 1 bookings grew, positioning it for further expansion in the warehouse segment.

The Company initially expected a factory booking demand recovery to start in Q3 2025, but it has been slow to materialize. Mixed market demand indicators are contributing to cautious expectations for future production and revenue growth over the next few quarters. If customers continue to require shipments at current levels, the Company expects factory bookings to increase in the near future.

The Company’s key customers’ purchasing decisions are largely tied to macroeconomic factors, including expectation for lower interest rates and favorable tariff negotiations with countries that most impact industrial supply chains. Customer quoting activity coupled with current shipment rates suggests underlying demand, but that demand is not likely to translate into higher booking rates until macroeconomic uncertainty is reduced. During this period of lower market activity, the Company is taking proactive steps to safeguard its competitive position, implementing targeted actions to increase bookings and truck sales. The Company is executing focused initiatives to improve quote closure rate, guided by our two missions, delivering optimal solutions and excellent customer care.

At the end of Q3 2025, the Company’s backlog was $1.35 billion, down from $1.65 billion at the end of Q2 2025, as shipments outpaced new bookings, particularly in the Americas. These bookings and backlog reductions were driven by a reduced quantity of trucks partially offset by increased truck values related to higher costs. Unfavorable currency effects have further diminished the real value of backlog, intensifying the effect of lower truck volume.

Given production scheduling requirements and the lower truck bookings, the Company anticipates further backlog degradation in the near term.

If shipments continue to outpace new bookings by a significant margin due to ongoing weaker demand, the Company will consider the need for additional actions to better align its cost structure with the evolving market environment.

Sustaining a backlog that supports the current multi-month production schedule is increasingly difficult and the Company must now work to align its supply chain and production levels with the lower market demand environment. As a result, the Company is moderating near-term production expectations to help preserve manufacturing efficiency, optimize inventory levels, and maintain an appropriate backlog level.

The competitive landscape is also evolving, with increased pressure from low-cost foreign competitors in regions like South America and Europe particularly for smaller, standard and value configuration Class 5 products. These dynamics are likely to compress product margins in affected markets. In response, the Company has expanded our modular and scalable models to support the full range of customer applications, which support margin preservation while allowing for better competitive positioning across the product range. Introducing new products including warehouse products and truck technologies are also expected to provide further competitive differentiation across all global markets.

As customer confidence returns and capital spending resumes over the next several quarters, the Company remains committed to maintaining a high level of customer engagement, prioritizing innovation and delivering differentiated solutions that foster long-term market share growth.

Operational improvement projects initiated in 2024 to streamline the Company's manufacturing footprint and optimize its operations are progressing, although at a slower pace, with $2.4 million spent in the first nine months of 2025. The Company expects to incur an additional $3 million in the fourth quarter of 2025, and between $12 million to $25 million in 2026. Total project expenditure estimates are in line with prior guidance, with some expected shifts from 2025 to 2026. Initial benefits from these programs are expected to begin in 2026 but will likely be offset by operational inefficiencies from lower production volumes. By 2027, these fully implemented programs are expected to generate significant annualized income and cash benefits ranging between $30 million to $40 million. These savings are expected to significantly offset the negative impact from future market cyclicality. Savings estimates are based on current volume and cost assumptions.

Operating expenses in Q4 2025 are expected to remain consistent with the year-to-date run rate, resulting in a modest year-over-year decrease. This is primarily due to lower incentive compensation and cost savings from Nuvera’s strategic realignment. These savings are partially offset by higher employee-related costs.

Q4 2025 is anticipated to result in a moderate operating loss, compared to Q3 2025's operating profit, primarily due to moderated production rates. Tariff costs are projected to be consistent with Q3 2025 levels. To help mitigate these tariff-related impacts, the Company continues to pursue global sourcing adjustments, supply chain improvements, and cost optimization actions.

Bolzoni

Bolzoni's Q4 2025 revenues are projected to slightly decrease compared to third quarter levels reflecting weaker demand in Bolzoni’s U.S. operations. Q4 2025 operating profit is projected to be slightly above Q3 2025 as attachment product mix improvements are expected to compensate for lower sales.

Consolidated

The financial discipline established over the past several years has positioned the Company to navigate challenging market conditions and deliver more stable financial results. The Company continues to target a 7% operating profit margin over the business cycle. However, ongoing market uncertainty has impacted bookings and revenue while tariffs have raised costs sharply. As a result, near-term results are expected to fall well below this target. As lift truck market demand remains low, the Company is taking steps to mitigate the near-term financial impact with prudent cost management and operational discipline. Over the longer-term, the Company aims to improve its financial results during economic downturns, focusing on fixed cost reductions, increased revenue resiliency, and innovative new products that enable profitable share gains over time.

The Company continues to focus on generating strong operating cash flow and accretive capital deployment across the business cycle. To support these goals, the Company is actively implementing initiatives to drive working capital efficiency, including an intense focus on the timely realignment of production and working capital processes as production volumes decrease. The Company expects to make further progress in Q4 2025. Working capital optimization and cost-saving efforts should support a solid cash flow from operations, well below 2024 levels, despite the projected lower 2025 net income.

Effective investments are critical to the Company’s ongoing transformation. This involves capital expenditures for advanced new products, manufacturing efficiencies and information technology upgrades. For 2025, capital expenditures are forecasted to range between $50 million and $60 million.

As the Company continues to generate cash, it remains committed to its disciplined capital allocation framework. This includes continued debt reduction, executing strategic investments to support profitable long-term growth, and delivering sustainable value and strong returns to shareholders.

Long-Term Objectives

Hyster-Yale's vision is to transform the way the world moves materials from Port to Home. It strives to do this through its two customer promises: first, to provide optimal customer solutions, and second, to provide exceptional customer care. The Company is focused on executing established strategic initiatives and key projects to transform the Company’s core lift truck business while building new business opportunities in the warehouse lift truck, vehicle automation, energy management and attachment business activities. These complementary growth and profit improvement projects should help the Company fulfill these two promises while achieving long-term revenue and operating profit growth. The Company believes key projects will contribute to an increased and sustainable lift truck and attachment competitive advantage over time.

Further information regarding the Company's strategic initiatives can be found in the Company's Q3 2025 Investor Deck. This presentation, currently available on the Hyster-Yale website, elaborates on the strategies that are critical for Hyster-Yale's long-term prospects. The Company encourages investors to review this material as a supplement to understand Hyster-Yale's future direction.

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Conference Call

The management of Hyster-Yale, Inc. will conduct a conference call with investors and analysts on Wednesday, November 5, 2025, at 11:00 a.m. Eastern Time to discuss the financial results. The conference call will be broadcast and can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investor-overview. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. An archive of the webcast will be available on the Company's website two hours after the live call ends.

Reconciliations and Other Measures

The Company uses certain financial measures not in accordance with U.S. generally accepted accounting principles ("GAAP") to analyze and manage the performance of the Company. These include, Adjusted Operating Profit (Loss), Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per Share, Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA.

Adjusted Operating Profit (Loss), Adjusted Net Income and Adjusted Diluted Earnings per Share exclude restructuring and impairment charges, referred to in the release as manufacturing footprint improvement and operational optimization charges, from the comparable GAAP measurement. Management believes that these adjusted measures provide investors with a useful perspective on underlying business results and trends and help with assessing period-over-period results. Reconciliations of adjusted results to the most directly comparable GAAP measures are included in the financial highlights.

Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA are provided as supplemental measures. Adjusted EBITDA is defined as income (loss) before income taxes and noncontrolling interests plus restructuring and impairment charges, referred to in the release as manufacturing footprint improvement charges and Nuvera's strategic realignment, net interest expense and depreciation and amortization expense. Net Debt is defined as debt less cash. These measures are not GAAP measurements and should not be considered as substitutes for operating profit (loss), net income (loss) or debt. Management believes that these measures help investors understand the Company's results of operations.

For purposes of this release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer

The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the effects of tariffs on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) impacts resulting from increased trade barriers and restrictions on international trade, including as a result of previously announced, and potentially new, changes to U.S. trade policy and tariffs as well as retaliatory or other tariffs imposed by other countries where the Company does business, (3) delays in manufacturing and delivery schedules, (4) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (5) customer acceptance of pricing, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (8) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (9) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and restructuring programs, (11) the successful commercialization of products and technology related to the energy solutions program, (12) political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (13) bankruptcy of or loss of major dealers, retail customers or suppliers, (14) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (15) product liability or other litigation, warranty claims or returns of products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) the ability to attract, retain, and replace workforce and administrative employees, (18) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (19) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale, Inc.

Hyster-Yale, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Materials Handling, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, aftermarket parts and technology and energy solutions marketed globally under the Hyster®, Yale®, Maximal®, and Nuvera® brand names. Hyster-Yale Materials Handling’s subsidiary, Bolzoni S.p.A., is a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Hyster-Yale Materials Handling also has an unconsolidated joint venture in Japan with Sumitomo NACCO Forklift Co. Ltd. Hyster-Yale Materials Handling, Inc., is a wholly owned subsidiary of Hyster-Yale, Inc. (NYSE: HY). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2025	2024	2025	2024
	(In millions, except per share data)
Revenues	$979.1	$1,016.1	$2,846.1	$3,240.7
Cost of sales	823.2	823.2	2,344.3	2,552.8
Gross Profit	155.9	192.9	501.8	687.9
Selling, general and administrative expenses	152.6	158.6	469.8	474.2
Restructuring and impairment charges[1]	1.0	1.2	16.9	1.2
Operating Profit	2.3	33.1	15.1	212.5
Other (income) expense
Interest expense	8.0	8.4	23.6	26.1
Income from unconsolidated affiliates	(1.6)	(3.6)	(7.2)	(6.7)
Other, net	0.5	0.2	(0.3)	(1.9)
Income before Income Taxes	(4.6)	28.1	(1.0)	195.0
Income tax expense (benefit)	(2.9)	10.3	5.4	61.5
Net income attributable to noncontrolling interests	(0.1)	(0.1)	(0.3)	(0.5)
Net income attributable to redeemable noncontrolling interests	(0.3)	(0.3)	(0.2)	(0.3)
Accrued dividend to redeemable noncontrolling interests	(0.2)	(0.2)	(0.7)	(0.7)
Net Income Attributable to Stockholders	$(2.3)	$17.2	$(7.6)	$132.0

Basic Earnings per Share	$(0.13)	$0.98	$(0.43)	$7.57
Diluted Earnings per Share	$(0.13)	$0.97	$(0.43)	$7.47
Basic Weighted Average Shares Outstanding	17.717	17.500	17.651	17.435
Diluted Weighted Average Shares Outstanding	17.717	17.752	17.651	17.674

[1] - Restructuring and impairment charges are referred to in the earnings release as manufacturing footprint improvement charges and Nuvera's strategic realignment.

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2025	2024	2025	2024
	(In millions)
Revenues
Americas	$732.7	$771.5	$2,139.1	$2,422.9
EMEA	150.1	145.0	416.6	532.2
JAPIC	46.5	51.3	142.2	137.7
Lift Truck Business	$929.3	$967.8	$2,697.9	$3,092.8
Bolzoni	87.0	97.6	257.9	296.2
Eliminations	(37.2)	(49.3)	(109.7)	(148.3)
Total	$979.1	$1,016.1	$2,846.1	$3,240.7

Gross profit (loss)
Americas	$117.8	$144.8	$390.2	$520.2
EMEA	12.3	19.5	40.0	85.9
JAPIC	4.2	5.6	9.7	14.0
Lift Truck Business	$134.3	$169.9	$439.9	$620.1
Bolzoni	21.4	23.3	61.3	67.5
Eliminations	0.2	(0.3)	0.6	0.3
Total	$155.9	$192.9	$501.8	$687.9

Operating profit (loss)
Americas	$21.1	$40.9	$75.3	$213.6
EMEA	(16.9)	(9.6)	(46.8)	0.4
JAPIC	(4.2)	(4.1)	(19.1)	(15.3)
Lift Truck Business	$—	$27.2	$9.4	$198.7
Bolzoni	2.1	6.2	5.1	13.5
Eliminations	0.2	(0.3)	0.6	0.3
Total	$2.3	$33.1	$15.1	$212.5

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2025	2024	2025	2024
	(In millions)
Net cash provided by (used for) operating activities	$37.1	$70.1	$29.6	$90.0
Net cash used for investing activities	(14.2)	(12.0)	(39.8)	(30.7)
Cash Flow Before Financing Activities	$22.9	$58.1	$(10.2)	$59.3

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(In millions)
Debt	$467.8	$473.2	$484.0	$440.7
Cash	71.1	66.9	77.2	96.6
Net Debt	$396.7	$406.3	$406.8	$344.1

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
	(In millions)
Accounts Receivable	$520.6	$512.1	$506.1	$488.4
Inventory	740.3	776.6	772.7	754.3
Accounts Payable	476.0	474.4	474.1	455.5
Working Capital	$784.9	$814.3	$804.7	$787.2

HYSTER-YALE, INC.
ADJUSTED EBITDA RECONCILIATION
	9/30/2025	6/30/2025	3/31/2025	12/31/2024	LTM 9/30/2025
	(In millions)
Net Income (Loss) Attributable to Stockholders	$(2.3)	$(13.9)	$8.6	$10.3	$2.7
Noncontrolling interest income and dividends	0.6	0.5	0.1	0.4	1.6
Income tax expense	(2.9)	0.2	8.1	13.3	18.7
Interest expense	8.0	7.9	7.7	7.7	31.3
Interest income	(0.6)	(0.8)	(0.7)	(0.4)	(2.5)
Depreciation and amortization expense	11.3	11.8	11.0	11.8	45.9
Restructuring and impairment charges[1]	1.0	15.7	0.2	21.4	38.3
Adjusted EBITDA	$15.1	$21.4	$35.0	$64.5	$136.0

[1] - Restructuring and impairment charges are referred to in the earnings release as manufacturing footprint improvement charges and Nuvera's strategic realignment.

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED RESULTS

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	(In millions, except per share data)
Operating Profit (Loss)	$2.3	$33.1	$15.1	$212.5
Adjustments:
Restructuring and impairment charges[1]	1.0	1.2	16.9	1.2
Adjusted Operating Profit	$3.3	$34.3	$32.0	$213.7

Net Income (Loss) Attributable to Stockholders	$(2.3)	$17.2	$(7.6)	$132.0
Adjustments:
Restructuring and impairment charges[1]	1.0	1.2	16.9	1.2
Income tax expense (credit)[2]	(0.3)	(0.3)	(4.4)	(0.3)
Adjusted Net Income (Loss) Attributable to Stockholders	$(1.6)	$18.1	$4.9	$132.9

Diluted earnings (loss) per share	$(0.13)	$0.97	$(0.43)	$7.47
Adjustments:
Restructuring and impairment charges[1]	0.06	0.07	0.96	0.07
Income tax expense (credit)[2]	(0.02)	(0.02)	(0.25)	(0.02)
Adjusted diluted earnings (loss) per share	$(0.09)	$1.0	$0.28	$7.5

[1] - Restructuring and impairment charges are referred to in the earnings release as manufacturing footprint improvement charges and Nuvera's strategic realignment.
[2] - Tax adjustment at an effective rate of 26%.

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED OPERATING PROFIT (LOSS)

	Q3 2025	Q3 2024	Q2 2025
	(In millions)
Americas
Operating profit	$21.1	$40.9	$11.7
Adjustments:
Restructuring and impairment charges[1]	1.0	0.2	15.9
Adjusted operating profit	$22.1	$41.1	$27.6
EMEA
Operating profit (loss)	$(16.9)	$(9.6)	$(15.0)
Adjustments:
Restructuring and impairment charges (reversals)[1]	—	—	(0.3)
Adjusted operating profit (loss)	$(16.9)	$(9.6)	$(15.3)
JAPIC
Operating profit (loss)	$(4.2)	$(4.1)	$(7.6)
Adjustments:
Restructuring and impairment charges[1]	—	1.0	0.1
Adjusted operating profit (loss)	$(4.2)	$(3.1)	$(7.5)
Lift Truck
Operating profit (loss)	$—	$27.2	$(10.9)
Adjustments:
Restructuring and impairment charges[1]	1.0	1.2	15.7
Adjusted operating profit	$1.0	$28.4	$4.8
Bolzoni
Operating profit	$2.1	$6.2	$2.4
Adjustments:
Restructuring and impairment charges[1]	—	—	—
Adjusted operating profit	$2.1	$6.2	$2.4
Total
Operating profit (loss)	$2.3	$33.1	$(8.5)
Adjustments:
Restructuring and impairment charges[1]	1.0	1.2	15.7
Adjusted operating profit	$3.3	$34.3	$7.2

[1] - Restructuring and impairment charges are referred to in the earnings release as manufacturing footprint improvement charges and Nuvera's strategic realignment.